ConAgra Foods     News Release

                                                           FOR IMMEDIATE RELEASE

CONAGRA FOODS EXPECTS ENERGY COSTS
AND OTHER NEAR-TERM ECONOMIC CONDITIONS
TO IMPACT FISCAL 2001 OPERATIONS

OMAHA, Neb., Feb. 13, 2001 - ConAgra Foods (NYSE: CAG), one of America's leading branded food companies, today announced that sharply higher energy costs and a slowing economy are altering the company's near-term earnings outlook. While the company still expects to report overall growth in EBIT and EBITDA for the full fiscal year, the company is revising its earnings outlook for the balance of fiscal 2001, which ends May 27, 2001. Despite double-digit earnings gains for the first half of fiscal 2001, energy costs, a slowing economy, and aggressive investment to grow its business are reducing earnings expectations.

The company said that because of the sudden, sharp rise in energy costs, its risk-mitigating activities were only able to offset part of the increase. Bruce Rohde, chairman and chief executive officer, commented, "Higher energy costs have an across-the-board impact on everything from production and warehousing to transportation, distribution and other costs of doing business."

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CONAGRA FOODS EXPECTS ENERGY COSTS AND OTHER NEAR-TERM
ECONOMIC CONDITIONS TO IMPACT FISCAL 2001 OPERATIONS
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Mr.  Rohde said that preliminary estimates are that these additional costs could be as much as $150 million on a pretax basis, or about $.17 cents per share after tax. He added, "Were it not for the company's hedging efforts, costs would have been even higher."

Mr. Rohde said that a variety of factors, including harsh winter weather, uncertainty over farm policy, and other farming-related factors have changed management's outlook for the crop input business over the balance of fiscal 2001. "Ordinarily, we experience significant margins in the second half of our fiscal year, but these issues are having a ripple effect on the entire supply chain," he noted. The company expects these factors to reduce second half-pretax profits by approximately $110 million, or about $.13 per share after tax. This should result in an overall decline in full fiscal-year profitability for the Agricultural Products reporting segment, despite a substantial gain in profitability during the first half of fiscal 2001.

As previously disclosed, ConAgra Foods has significantly increased its investment in the promotion, distribution, and improvement of many of its food products. These expenses are concentrated in the fiscal third quarter, currently under way, with the balance of these investments to be expensed in the fourth quarter. The company views these investments as long-term consumer franchise enhancement activities with results expected over a 12- to 24-month period. As such, these expenditures are expected to reduce second half-pretax profits in the range of $85 million, or $.10 per share after tax.

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CONAGRA FOODS EXPECTS ENERGY COSTS AND OTHER NEAR-TERM
ECONOMIC CONDITIONS TO IMPACT FISCAL 2001 OPERATIONS
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ConAgra  Foods  now  expects fiscal third quarter earnings to be in the range of
$.18 to $.20 per share. The company expects fiscal fourth quarter earnings to be in the range of $.39 to $.41 per share, while earnings for all of fiscal 2001 are expected to be in the range of $1.46 to $1.50 per share. These estimates exclude any impact of accounting changes which the company is currently reviewing.

"On a macro basis, recent economic news and consumer confidence data are consistent with slowing GDP growth," Mr. Rohde said. "Not unlike similar periods in the early 1980s and 1990s, we anticipate that the slowdown will be temporary and that the economy will snap back relatively quickly. A great attribute of the food business is that consumers continue eating through these times, although their purchasing patterns may shift or their pantry levels may fluctuate. Our near-term efforts will focus on aggressively marketing our portfolio of products, reducing costs, and becoming more efficient throughout our company."

"There may be some challenges ahead, but we have made considerable progress accelerating growth in a number of our key businesses this fiscal year. While some customers are under pressure to reduce inventory levels, consumption patterns and market shares for many of our key products are solid and improving."

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CONAGRA FOODS EXPECTS ENERGY COSTS AND OTHER NEAR-TERM
ECONOMIC CONDITIONS TO IMPACT FISCAL 2001 OPERATIONS
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ConAgra  Foods,  Inc.  (NYSE : CAG)  is   North  America's  largest  foodservice
manufacturer and second largest retail food supplier, with annualized sales of approximately $27 billion. ConAgra Foods' consumer brands include: Hunt's tomato products, Healthy Choice, Banquet meals, Armour meats, Bumble Bee tuna, Louis Kemp seafood, La Choy, Chun King, Lunch Makers, Wesson, Country Pride, Blue
Bonnet,  Kid  Cuisine,  Parkay,  Reddi-wip,   Marie  Callender's,   Cook's  ham,
Butterball, Act II, Slim Jim, Decker, Chef Boyardee, Orville Redenbacher's, PAM Cooking Spray, Snack Pack puddings, Van Camp's, Peter Pan, Hebrew National, Gulden's mustard, Pemmican Jerky, Swift Brown 'n Serve Sausages, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.

Management Comments

Comments by ConAgra Foods management relating to this press release will be made available at 5:00 PM, Eastern Standard Time. To access the discussion, call toll free at 1-888-868-9080. On the Internet, you may access the discussion at http://www.videonewswire.com/ConAgraFoods/021300. A replay of the discussion will be available after 6:00 PM Eastern Standard Time at 1-888-693-3416. The company has posted question and answer information relating to this release and an audio archive of management's discussion at http://www.conagrafoods.com/ investors.

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CONAGRA FOODS EXPECTS ENERGY COSTS AND OTHER NEAR-TERM
ECONOMIC CONDITIONS TO IMPACT FISCAL 2001 OPERATIONS
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ConAgra  Foods' press releases are available through PR Newswire's  Company News
On  Call  Fax  Services at 1-800-758-5804, extension #200825. There is no charge
for  this  service.   Also,  see  ConAgra  Foods'  web  site  for recent news at
http://www.conagrafoods.com.

Note on Forward Looking Statements

This news release contains forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, company performance, and financial results. The statements are based on many assumptions and factors described in the company's reports filed with the Securities and Exchange Commission including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in assumptions or factors could produce significantly different results.

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